Exhibit 99.1

For Immediate Release
Contact:
Donavon A. Heimes	Jerry Daly, Carol McCune
Supertel Hospitality	Daly Gray
Chief Financial Officer	(Media contact)
402.371.2520	703.435.6293
Dheimes@supertelinc.com	jerry@dalygray.com

Supertel Hospitality, Inc. Announces Tax Treatment of 2008 Dividends

NORFOLK, Neb., January 12, 2009 – Supertel Hospitality, Inc. (NASDAQ: SPPR), a self-administered real estate investment trust, announced that it has reported the estimated characterization of dividends paid in 2008 for income tax reporting purposes to the National Association of Real Estate Investment Trusts (NAREIT). Dividend information for NAREIT members can be obtained from the NAREIT website, www.reit.com under Industry Data and Performance.

Common Stock-share dividend characterization:

Type of Dividend	Record Date	Payment Date	Dividend Per Share	Ordinary Income	Capital Gain Distribution	Return of Capital
Regular	12/31/2007	2/1/2008	$ 0.1275	$ 0.0507	$ 0.0232	$ 0.0536
Regular	3/31/2008	4/30/2008	0.1275	0.0507	0.0232	0.0536
Regular	6/30/2008	7/31/2008	0.1275	0.0507	0.0232	0.0536
Regular	9/30/2008	10/31/2008	0.1275	0.0507	0.0232	0.0536
			$ 0.5100	$ 0.2028	$ 0.0930	$ 0.2142

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Series A Convertible Preferred Stock-share dividend characterization:

Type of Dividend	Record Date	Payment Date	Dividend Per Share	Ordinary Income	Capital Gain Distribution	Return of Capital
Regular	1/1/2008	1/31/2008	$ 0.0667	$ 0.0457	$ 0.0210	$ -
Regular	2/1/2008	2/29/2008	0.0667	0.0457	0.0210	-
Regular	3/1/2008	3/31/2008	0.0667	0.0457	0.0210	-
Regular	4/1/2008	4/30/2008	0.0667	0.0457	0.0210	-
Regular	5/1/2008	6/2/2008	0.0667	0.0457	0.0210	-
Regular	6/1/2008	6/30/2008	0.0667	0.0457	0.0210	-
Regular	7/1/2008	7/31/2008	0.0667	0.0457	0.0210	-
Regular	8/1/2008	9/2/2008	0.0667	0.0457	0.0210	-
Regular	9/1/2008	9/30/2008	0.0667	0.0457	0.0210	-
Regular	10/1/2008	10/31/2008	0.0667	0.0457	0.0210	-
Regular	11/1/2008	12/1/2008	0.0667	0.0457	0.0210	-
Regular	12/1/2008	12/31/2008	0.0667	0.0457	0.0210	-
			$ 0.8000	$ 0.5485	$ 0.2515	$ -

Series B Cumulative Preferred Stock-share dividend characterization:

Type of Dividend	Record Date	Payment Date	Dividend Per Share	Ordinary Income	Capital Gain Distribution	Return of Capital
Partial	6/15/2008	6/30/2008	$ 0.1944	$ 0.1333	$ 0.0611	$ -
Regular	9/15/2008	9/30/2008	0.6250	0.4285	0.1965	-
Regular	12/15/2008	12/31/2008	0.6250	0.4285	0.1965	-
			$ 1.4444	$ 0.9903	$ 0.4541	$ -

Table totals may not add due to rounding.

No portion of the dividends paid in 2008 represented foreign taxes. None of the dividends paid by the company were qualified dividends.

Registered holders of Supertel’s common and preferred shares who received any of the dividends specified in the tables above will receive an Internal Revenue Service (IRS) Form 1099-DIV from American Stock Transfer and Trust Company, the company’s dividend paying

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agent; shareholders whose shares are held in “street name” will receive an IRS Form 1099-DIV from the bank, brokerage firm, or other nominee holding their shares.

The regular common share dividend for shareholders of record as of December 31, 2008, and payable on February 2, 2009 will be reported on shareholders’ 2009 Form 1099-DIV.

Preliminary estimated characterization of dividends is provided to give shareholders guidance for Federal income tax planning purposes. Final characterization will be reported upon completion of the company’s audit. The laws governing state taxation of REIT distributions may vary, and may not be the same as those governing federal income taxes. The company cannot advise shareholders on how distributions should be reported on their individual tax returns because federal and state tax laws affect individuals differently.

Donavon A. Heimes, chief financial officer, said “the 2008 dividend will have a capital gains component, which is the result of the company selling a Hampton Inn in Florida and a Comfort Inn in Pennsylvania in separate transactions in December 2008. The combined selling price approximated $12 million and resulted in a parent company-level taxable capital gain of $2.3 million and a taxable gain of $1.5 million at the company’s taxable REIT subsidiary level. Net proceeds from the sale of these two hotels added liquidity to the company by reducing debt on our balance sheet and, at the same time, added overall shareholder value to our equity classification by recognizing gains on sale of assets. The company has acquired 49 hotels over the past three years, but now we are being very patient with any expansion plans. We will continue to examine opportunities that will allow us to improve our liquidity and provide ways to prudently reallocate capital.”

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Paul J. Schulte, chairman, president and chief executive officer, added “while these are challenging times for the hospitality industry, the company has been through these cycles before. Our management companies are experienced operators who understand the need to find new sources of business while maintaining relationships with existing customers. They are experienced in managing costs in a period of reduced occupancy while at the same time continuing to provide a high level of friendly service. The company is working to reduce corporate costs, such as travel and meeting expenses as well as foregoing raises or bonuses for its executive officer group, making modest compensation adjustments for the non-executive staff and realigning some staff responsibilities. All of these efforts, when taken together, will enable the company to weather this downturn and be in position to be a stronger company at the end of this trough in the cycle.”

Supertel Hospitality, Inc. specializes in limited-service lodging. The company owns 123 hotels in 24 states.

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These risks are discussed in the company's filings with the Securities and Exchange Commission.